                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
Studio Plus Hotels, Inc.
Lexington, Kentucky

     We have audited the accompanying consolidated balance sheets of Studio Plus Hotels, Inc. and Subsidiary as of December 31, 1994 and 1995 and the related consolidated statements of operations, capital and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Studio Plus Hotels, Inc. and Subsidiary as of December 31, 1994 and 1995 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.
Cincinnati, Ohio
February 8, 1996

                           STUDIO PLUS HOTELS, INC.

                          CONSOLIDATED BALANCE SHEETS
                          DECEMBER 31, 1994 AND 1995


                                                    1994               1995
                                                    ----               ----
                    ASSETS

Current assets:
 Cash and cash equivalents....................    $   457,445        $ 2,556,744
 Accounts receivable, net of allowance
  of $61,894 and $70,654 in 1994
  and 1995, respectively......................        254,636            372,771
 Refundable income taxes......................                           162,096
 Other current assets.........................         24,762            163,887
                                                  -----------        -----------
    Total current assets......................        736,843          3,255,498
                                                  -----------        -----------
Property and equipment, net...................     34,002,239         59,355,184
Deferred loan costs, net of accumulated
 amortization of $250,865 and $48,281
 in 1994 and 1995, respectively...............        293,811            244,991
Non-compete agreement, net of
 accumulated amortization of $56,250
 and $125,000 in 1994 and 1995,
 respectively.................................         93,750             25,000
Pre-opening costs, net of accumulated
 amortization of $274,057 and
 $390,989 in 1994 and 1995, respectively......        116,316            209,974
Deferred public offering costs................        743,124
Other assets..................................        236,395            285,726
                                                  -----------        -----------
                                                  $36,222,478        $63,376,373
                                                  ===========        ===========

      LIABILITIES AND CAPITAL (DEFICIT)

Current liabilities:
 Accounts payable.............................    $ 1,213,670        $ 1,876,622
 Accrued expenses:
   Property taxes.............................        323,548            322,584
   Interest...................................        275,712             18,136
   Compensation...............................         12,958            245,581
   Other......................................        213,951            364,986
 Current portion of long-term debt............      2,896,789
 Current portion of payable for
  non-compete agreement.......................         75,000             75,000
                                                  -----------        -----------
    Total current liabilities.................      5,011,628          2,902,909
                                                  -----------        -----------
Long-term debt................................     30,922,848          4,000,000
Notes payable to shareholders and
 partners.....................................      1,383,500
Payable for non-compete agreement.............         75,000
Deferred income taxes.........................                         4,827,410
Commitments
Third party investors' interest...............         76,959
                                                  -----------        -----------
    Total liabilities.........................     37,469,935         11,730,319
                                                  -----------        -----------
Capital(deficit):
 Preferred stock, par value $.01 per
  share, 10,000,000 shares authorized,
  none issued or outstanding
 Common stock, par value $.01 per share,
  50,000,000 shares authorized,
  5,115,000 shares issued and outstanding.....        210,000             51,150
 Additional paid-in capital...................        128,296         50,490,353
 Treasury stock...............................        (75,000)
 Retained earnings (deficit)..................     (1,209,108)         1,104,551
 Partners' deficit............................       (301,645)
                                                  -----------        -----------
    Total capital (deficit)...................     (1,247,457)        51,646,054
                                                  -----------        -----------
                                                  $36,222,478        $63,376,373
                                                  ===========        ===========


                The accompanying notes are an integral part of
                    the consolidated financial statements.

                           STUDIO PLUS HOTELS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995


                                                                                1993             1994               1995
                                                                            -----------      ------------       -----------
Revenue:
  Room revenue...........................................................   $ 9,984,966       $11,830,374       $15,308,835
  Other revenue..........................................................       324,135           322,159           581,416
                                                                            -----------       -----------       -----------
       Total revenue.....................................................    10,309,101        12,152,533        15,890,251
                                                                            -----------       -----------       -----------
Costs and expenses:
  Property operating expenses............................................     4,457,662         5,256,359         6,374,355
  Corporate operating expenses...........................................       792,295           880,511         2,113,731
  Depreciation and amortization..........................................     1,312,968         1,472,358         1,912,132
  Interest expense, net of interest income of $161,591 in 1995...........     2,498,125         2,531,990         1,356,082
                                                                            -----------       -----------       -----------
       Total costs and expenses..........................................     9,061,050        10,141,218        11,756,300
                                                                            -----------       -----------       -----------
          Income before third party investor's interests, income taxes
           and extraordinary loss........................................     1,248,051         2,011,315         4,133,951

  Third party investors' interest........................................      (197,714)         (358,432)         (141,612)
                                                                            -----------       -----------       -----------
          Income before income taxes and extraordinary loss..............     1,050,337         1,652,883         3,992,339
  Provision for income taxes.............................................            --                --         1,670,459
                                                                                                                -----------
          Income before extraordinary loss...............................     1,050,337         1,652,883         2,321,880
  Extraordinary loss, net of tax benefit.................................                                          (184,618)
                                                                                                                -----------
          Net income.....................................................   $ 1,050,337       $ 1,652,883       $ 2,137,262
                                                                            ===========       ===========       ===========
Pro forma income data: (Note 9)
  Income before extraordinary loss.......................................   $ 1,050,337       $ 1,652,883       $ 2,321,880
  Pro forma adjustment for income taxes..................................      (390,725)         (614,872)          176,458
                                                                            -----------       -----------       -----------
  Pro forma income before extraordinary loss.............................       659,612         1,038,011         2,498,338
  Extraordinary loss.....................................................            --                --          (184,618)
                                                                                                                -----------
  Pro forma net income...................................................   $   659,612       $ 1,038,011       $ 2,313,720
                                                                            ===========       ===========       ===========
Pro forma earnings per share: (Note 9)
  Pro forma income before extraordinary loss.............................                                             $0.75
  Extraordinary loss.....................................................                                             (0.06)
                                                                                                                -----------
  Pro forma net income...................................................                                             $0.69
                                                                                                                ===========
Weighted average number of common shares outstanding.....................                                         3,330,069


                The accompanying notes are an integral part of
                    the consolidated financial statements.

                           STUDIO PLUS HOTELS, INC.

                      CONSOLIDATED STATEMENTS OF CAPITAL
             FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995



                                                    SHAREHOLDERS' EQUITY (DEFICIT)
                                                    ------------------------------
                                                                                   RETAINED
                                          COMMON       ADDITIONAL      TREASURY      EARNINGS      PARTNERS'
                                          STOCK     PAID-IN CAPITAL      STOCK      (DEFICIT)       DEFICIT         TOTAL
                                          ------    ---------------    --------    ----------      ---------     -----------

Balance, January 1, 1993............    $ 190,000     $   106,846                  $(1,602,455)    $(394,265)    $(1,699,874)
  Cash dividends....................                                                  (890,548)                     (890,548)
  Partners' draws...................                                                                 (70,678)        (70,678)
  Net income........................                                                   885,398       164,939       1,050,337
                                        ---------     -----------      --------    -----------     ---------     -----------
Balance, December 31, 1993..........      190,000         106,846                   (1,607,605)     (300,004)     (1,610,763)
                                        ---------     -----------      --------    -----------     ---------     -----------
  Issuance of stock.................       20,000                                                                     20,000
  Cash dividends....................                                                (1,139,111)                   (1,139,111)
  Partners' draws...................                                                                (116,916)       (116,916)
  Conversion of note payable
   to stock.........................                       21,450                                                     21,450
  Repurchase of treasury stock......                                   $(75,000)                                     (75,000)
  Net income........................                                                 1,537,608       115,275       1,652,883
                                        ---------     -----------      --------    -----------     ---------     -----------
Balance, December 31, 1994..........      210,000         128,296       (75,000)    (1,209,108)     (301,645)     (1,247,457)
                                        ---------     -----------      --------    -----------     ---------     -----------
  Cash dividends....................                                                (1,747,956)                   (1,747,956)
  Partners' draws...................                                                                (547,074)       (547,074)
  Reclassification of shareholders'
   and partners' interest to paid-in
   capital in connection with
   S corporation and partnership
   termination......................     (210,000)     (1,631,115)       75,000      1,250,795       515,320
  Purchase of minority
   shareholders' interest...........                    3,955,515                      673,558       333,399       4,962,472
  Proceeds from initial public
    offering of stock, net..........       51,150      48,037,657                                                 48,088,807
  Net income........................                                                 2,137,262                     2,137,262
                                        ---------     -----------      --------    -----------     ---------     -----------
Balance, December 31, 1995..........    $  51,150     $50,490,353      $  --       $ 1,104,551     $   --        $51,646,054
                                        =========     ===========      ========    ===========     =========     ===========


                The accompanying notes are an integral part of
                    the consolidated financial statements.

                           STUDIO PLUS HOTELS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995


                                                                                1993                1994                 1995
                                                                                ----                ----                 ----
Cash flows from operating activities:
 Net income................................................................  $ 1,050,337         $ 1,652,883         $  2,137,262
 Adjustments to reconcile net income to net cash provided by operating  activities:
  Third party investors' interest..........................................      197,714             358,432              141,612
  Depreciation.............................................................    1,135,611           1,305,119            1,648,780
  Amortization.............................................................      177,357             167,239              263,352
  Loss (gain) on sale of assets............................................       12,812               2,746              (72,393)
  Bad debt expense.........................................................                          140,400               47,892
  Deferred income tax expense..............................................                                               593,186
  Extraordinary loss.......................................................                                               184,618
  Change in:
   Accounts receivable.....................................................      (49,160)           (199,039)            (166,027)
   Other current assets....................................................       12,394             (24,212)            (139,125)
   Other assets............................................................      (42,399)           (171,680)             (49,597)
   Accounts payable........................................................      (10,718)           (154,897)             167,354
   Accrued expenses........................................................       14,378              82,816               87,065
                                                                             -----------         -----------         ------------
    Net cash provided by operating activities..............................    2,498,326           3,159,807            4,843,979
                                                                             -----------         -----------         ------------
Cash flows from investing activities:
 Purchase of land..........................................................     (409,220)           (918,969)          (4,902,413)
 Expenditure for building and improvements.................................   (1,398,463)         (3,950,654)          (8,273,199)
 Purchase of furniture, fixtures and equipment.............................     (921,522)           (923,927)          (2,493,270)
 Sale of assets............................................................       87,500               4,000              132,812
 Additions to preopening costs.............................................      (49,992)           (101,175)            (125,826)
 Purchase of third party investors' interest...............................                                            (1,500,000)
                                                                             -----------         -----------         ------------
    Net cash used in investing activities..................................   (2,691,697)         (5,890,725)         (17,161,896)
                                                                             -----------         -----------         ------------
Cash flows from financing activities:
 Proceeds from long-term debt..............................................    5,521,492           4,319,832            6,916,222
 Proceeds from notes payable to shareholders and partners..................      560,000             875,000            1,727,500
 Principal payments on long-term debt......................................   (3,831,133)           (517,314)         (36,810,859)
 Principal payments on notes payable to shareholders and partners..........     (613,500)           (567,675)          (3,111,000)
 Partners' draws...........................................................      (70,678)           (116,916)
 Cash dividends............................................................     (890,548)         (1,139,111)          (2,295,030)
 Distribution to third party investors.....................................     (197,714)           (281,473)
 Proceeds from sale of stock...............................................                           20,000
 Proceeds from public offering, net of underwriting costs..................                                            49,731,750
 Additions to deferred loan costs..........................................      (97,821)            (27,320)            (336,250)
 Additions to public offering costs........................................                         (237,826)          (1,405,117)
                                                                             -----------         -----------         ------------
    Net cash provided by financing activities..............................      380,098           2,327,197           14,417,216
                                                                             -----------         -----------         ------------
    Net increase (decrease) in cash........................................      186,727            (403,721)           2,099,299
Cash at beginning of periods...............................................      674,439             861,166              457,445
                                                                             -----------         -----------         ------------
Cash at end of periods.....................................................  $   861,166         $   457,445         $  2,556,744
                                                                             -----------         -----------         ------------
Supplemental cash flow disclosures:
 Interest paid, net of amount capitalized..................................  $ 2,477,164         $ 2,539,213         $  1,775,249
                                                                             -----------         -----------         ------------
 Income taxes paid.........................................................                                          $  1,182,200
                                                                                                                     ------------
Non-cash transactions:
 Contract payable for non-compete agreement................................                      $   150,000
                                                                                                 -----------
 Additions to public offering costs included in accounts payable...........                      $   505,298
                                                                                                 -----------
 Conversion of note payable to stock.......................................                      $    21,450
                                                                                                 -----------
 Repurchase of treasury stock for note payable.............................                      $    75,000
                                                                                                 -----------
 Public offering costs netted against offering proceeds....................                                          $  1,642,943
                                                                                                                     ------------
 Purchase of minority shareholders' interest for stock and assumption of
  deficit capital balances.................................................                                          $  4,962,472
                                                                                                                     =============

                The accompanying notes are an integral part of
                    the consolidated financial statements.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. BASIS OF PRESENTATION:

 Business

     Studio Plus Hotels, Inc. and its wholly owned subsidiary, Studio Plus Properties, Inc. (together, the "Company") own, develop and operate StudioPLUS extended stay hotels and own the rights to the related trade name and service marks for "StudioPLUS." StudioPLUS hotels are designed to combine the convenience of a hotel with many of the comforts of an apartment in order to provide affordable lodging for extended stay guests.

     At December 31, 1995 the Company had 22 hotels in operation and 7 under construction. The hotels open and under construction are located in eight states in the Midwest and Southeast United States.

 Corporate Organization and Initial Public Offering

     The Company was formed on December 19, 1994, to acquire, through merger and exchange of partnership interests all of the assets of Studio Plus, Inc. and the corporations and partnerships (collectively, the "Predecessor Entities") which owned and operated StudioPLUS extended stay hotels. On June 26, 1995, the Company completed an initial public offering of 3,565,000 shares of Common Stock, including shares issued as a result of the exercise of the underwriters' over-allotment option, at $15.00 per share (the "IPO") and received net proceeds of approximately $48 million, net of underwriting discounts and IPO expenses. Just prior to completion of the IPO, the Company acquired through merger and exchange of Common Stock for partnership interest, the assets of the Predecessor Entities which owned and operated all of the StudioPLUS extended stay hotel properties then in operation or under development (the "Corporate Organization"). The Company issued an aggregate of 1,548,500 shares of Common Stock and paid $1.5 million of cash to the partners and shareholders of the Predecessor Entities. The acquisition of the interests of the controlling shareholder or partner and affiliates of the Predecessor Entities, has been accounted for as if it were a pooling of interests with no increase in the carrying value for the interests acquired. The acquisition of the third party investors' interests has been accounted for as a purchase which resulted in an increase to the carrying value of the underlying assets acquired of $10,475,000. Pro forma results of operations have not been presented as the effects of the acquisition of the third party investors' interests were not significant.

 Principles of Consolidation

     The December 31, 1995 consolidated financial statements presented herein reflect Studio Plus Hotels, Inc. and its wholly owned subsidiary Studio Plus Properties, Inc. for the period subsequent to June 25, 1995 and combined information of the Predecessor Entities for the period prior to June 26, 1995.

     The December 31, 1994 accompanying financial statements reflect combined financial data for the Predecessor Entities.

     All significant intercompany balances and transactions have been eliminated in the consolidation and combination.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Management's Estimates

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

  Property and Equipment

     Property and equipment is stated at cost, including interest and salaries and related expenses for site design and construction supervision incurred during the construction period. Expenditures for replacements and improvements are capitalized. Maintenance and repairs are charged to operations as incurred.

     Depreciation is computed by the straight-line method over the estimated useful lives of the assets. A summary of the estimated useful lives of the assets are as follows:


Buildings and improvements.........................................     40 years
Furniture, fixtures and equipment..................................   5-10 years

     The carrying amounts of major assets sold, retired, or otherwise disposed of, and the related accumulated depreciation amounts are eliminated from the accounts. Any resulting gain or loss is included in income.

  Deferred Loan Costs

     The Company has incurred costs in obtaining financing. These costs have been deferred and are being amortized over the life of the loan using the straight-line method.

  Preopening Costs

     The Company capitalizes compensation, promotional costs and other costs relating to the opening of new properties. Amortization is provided using the straight-line method over a five year period for costs incurred through December 31, 1993. Commencing January 1, 1994 these costs are amortized using the straight-line method over a twelve-month period.

  Concentration of Credit Risk

     The Company maintained deposits totaling $239,940 and $619,239 at December 31, 1994 and 1995, respectively with one bank. Deposits in excess of $100,000 are not insured by the Federal Deposit Insurance Corporation.

3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:


                                              1994          1995
                                          ------------  ------------
Hotel property and equipment:

  Land..................................  $ 5,696,635   $12,403,803
  Building and improvements.............   24,851,450    40,824,006
  Furniture, fixtures and equipment.....    5,829,445     8,242,087
  Construction in process...............    2,510,876     4,249,605
                                          -----------   -----------
                                           38,888,406    65,719,501
     Less accumulated depreciation......   (5,089,078)   (6,678,808)
                                          -----------   -----------
                                           33,799,328    59,040,693
Corporate property and equipment:
  Furniture, fixtures and equipment.....      353,858       473,067
                                          -----------   -----------
     Less accumulated depreciation......     (150,947)     (158,576)
                                          -----------   -----------
                                              202,911       314,491
                                          -----------   -----------
          Total property and equipment..  $34,002,239   $59,355,184
                                          ===========   ===========

     Included in December 31, 1994 and 1995 accounts payable are amounts related to purchases of property and equipment totaling approximately $677,000 and $1,609,000, respectively. In addition, interest capitalized and included in the cost of building and improvements for December 31, 1994 and 1995 was $152,679 and $157,592, respectively.

4. LONG-TERM DEBT

     On May 23, 1995 the Company entered into a $30 million revolving credit agreement (the "Line of Credit") maturing in June 1998 to fund future development and construction of additional hotels and for working capital. Outstanding indebtedness under the credit agreement bears interest at either a rate based upon the London Interbank Offering Rate or the prime interest rate, at the selection of the Company. The interest rate on the outstanding indebtedness adjusts periodically based upon prevailing rates. Interest is payable monthly with the unpaid principal due at maturity. The Line of Credit contains certain financial covenants, including maintenance of a minimum debt service coverage ratio and a maximum ratio of debt to tangible net worth and limitations upon the incurrence of additional debt without the consent of the lender.

     At December 31, 1995, long term debt consisted of two separate loan segments totaling $4,000,000, with a weighted average interest rate of 8.15%. Borrowings under the Line of Credit are collateralized by 17 hotels with a carrying value of $34,359,564 at December 31, 1995 and rents, profits, leases and intangible property at all properties now or hereafter owned by the Company. In February 1996 the Company amended its Line of Credit to increase its borrowing capacity to $50 million.

     The Company used the net proceeds of the IPO to retire approximately $36.8 million of outstanding mortgage debt, which was guaranteed by the former shareholders and partners of the Predecessor Entities, and approximately $3.1 million of loans from shareholders. In connection with the early extinguishment of mortgage debt, the Company incurred an extraordinary loss of $184,618, net of $123,079 in taxes, relating to the write-off of unamortized loan fees.

5. INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." SFAS No. 109 requires recognition of deferred tax liabilities and assets for the temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities using currently enacted tax rates. Deferred income taxes in the amount of $4,827,410 consists primarily of timing differences relating to depreciation resulting from the increase in carrying value of assets. The increase in the carrying value of assets is due to the acquisition of third party investors' interests in connection with the Corporate Organization.

     The components of the provision for income taxes reflected in the consolidated statement of operations for the year ended December 31, 1995 are as follows:


Currently payable:
  Federal...........................................................  $  929,183
  State.............................................................     148,000
                                                                      ----------
                                                                       1,077,183
                                                                      ----------
Deferred taxes:
  Federal...........................................................     507,615
  State.............................................................      85,661
                                                                      ----------
                                                                         593,276
                                                                      ----------
Provision for income taxes..........................................  $1,670,459
                                                                      ==========

     Prior to the Corporate Organization, the Company's operations were conducted through S corporations and partnerships. Accordingly, the deferred tax provision includes approximately $540,000 relating to recognition of a net deferred tax liability representing temporary differences existing on the date of the Corporate Organization. Prior to the Corporate Organization, income taxes on earnings were paid by the shareholders and partners of the Predecessor Entities.

     A reconciliation of the statutory federal tax rate to the company's effective income tax rate follows:


Statutory federal tax rate..............................................   34.0%
Effect of termination of S corporation
 and partnership status with the
 Corporate Organization.................................................   13.5
S corporation and partnership income
 for which no current income taxes were
 provided...............................................................  (10.0)
State income taxes, net of federal
 benefit................................................................    2.5
Other...................................................................    1.8
                                                                          ------
                                                                           41.8%
                                                                          ======

6. OPERATING LEASES

     The Company leases office space under two operating leases expiring in 1996 and 1997. The leases are renewable for various periods. The future minimum rental payments under the operating leases as of December 31, 1995 are as follows:


1996................................................................... $155,164
1997...................................................................  138,964
                                                                        --------
    Total minimum payments required.................................... $294,128
                                                                        ========

     Rent expense on the office lease and other leases expiring during 1995 was $132,864, $135,876 and $149,228 for 1993, 1994 and 1995, respectively.

7. RIGHTS AGREEMENT

     Under the terms of the Company's Rights Agreement, one right (a "Right") is attached to each share of Common Stock. Initially, each Right will entitle the registered holder to purchase from the Company one one-hundredth of a share (a "Unit") of Class A Cumulative Participating Preferred Stock ("Class A Preferred Stock"), of which 100,000 shares have been reserved for issuance pursuant to the Rights Agreement. Each Unit of Class A Preferred Stock is structured to be the economic equivalent of one share of Common Stock. The exercise price per Right will be $56 subject to adjustment (the "Purchase Price").

     The Rights Agreement also provides that if any person becomes an Acquiring Person (as defined below), proper provision shall be made so that each holder of a Right (except as set forth below) will thereafter have the right to receive, upon exercise and payment of the Purchase Price, Class A Preferred Stock or Common Stock at the option of the Company (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to twice the amount of the Purchase Price.

     The Rights will separate from the Common Stock and a distribution of Rights Certificates will occur (the "Distribution Date") upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date"), or (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially becoming an Acquiring Person.

     Effective February 27, 1996, the Rights Agreement was amended to lower the percentage of beneficial ownership required to be deemed an Acquiring Person from 20% to 15% of the outstanding shares of Common Stock of the Company (the "Ownership Reduction"), and to add a provision which permits a person who becomes an Acquiring Person, solely because of the Ownership Reduction, to reduce its beneficial ownership of Common Stock to less than 15% by the close of business on the tenth business day following notice from the Company that such person's beneficial ownership equals or exceeds 15% of the outstanding shares of Common Stock to avoid classification as an Acquiring Person.

     In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger, statutory share exchange, or other business combination in which the Company is not the surviving corporation, or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except as set forth below) shall thereafter have the right to receive, upon exercise and payment of the Purchase Price, common stock of the acquiring company having a value equal to twice the Purchase Price. The events set forth in this paragraph and in the preceding paragraphs are referred to as the "Triggering Events." The Rights are not exercisable until the Distribution Date and will expire at the close of business on June 30, 2000, unless earlier redeemed or exchanged by the Company as described below or unless such expiration date is extended pursuant to the Rights Agreement.

     The Purchase Price payable, and the number of shares of Class A Preferred Stock, Common Stock or other securities or property issuable upon exercise of the Rights, are subject to adjustment from time to time to prevent dilution.

     At any time after any person becomes an Acquiring Person, the Company may exchange all or part of the Rights (except as set forth below) for shares of Common Stock (an "Exchange") at an exchange ratio of one share per Right, as appropriately adjusted to reflect any stock split or similar transaction.

     At any time until ten days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price").

8. STOCK OPTIONS

     The Company has two stock option plans, the 1995 Stock Incentive Plan (the "1995 Plan") and the 1995 Non-Employee Directors' Stock Incentive Plan (the "Directors Plan"). Under the 1995 Plan, an aggregate of 500,000 shares of common stock have been reserved for awards. Grants or awards are issued at the discretion of the Compensation Committee of the Board of

Directors and may be in the form of stock options, stock appreciation rights, restricted stock awards or performance share awards. Options granted to date under the 1995 Plan expire ten years from the grant date. Any vesting period is at the discretion of the Compensation Committee. At December 31, 1995 options to acquire an aggregate of 474,500 shares of Common Stock had been granted under the 1995 Plan at exercise prices ranging from $15.00 to $23.00 per share. Options to acquire an aggregate of 200,000 shares of Common Stock were exercisable at December 31, 1995. No options under the 1995 Plan were exercised in 1995.

     Options granted under the Directors' Plan vest over a four year period from the grant date and expire in ten years. The option price per share may not be less than the fair market value of a share on the date the option is granted. Under the Directors' Plan at December 31, 1995, options to acquire 30,000 and 10,000 shares had been granted at exercise prices per share of $15.00 and $21.63, respectively. No options were exercisable under the Directors Plan at year end or were exercised in 1995.

9. EARNINGS PER SHARE

     Prior to June 26, 1995, the assets of the Company were owned and operated by the Predecessor Entities. The outstanding shares or other equity interests of the Predecessor Entities differ substantially from the shares of Common Stock of the Company outstanding after the IPO. Accordingly, the Company believes that the presentation of historical per share information for the periods prior to the IPO is not meaningful.

     The pro forma earnings per share for the year ended December 31, 1995 has been calculated by dividing the pro forma net income by the weighted average number of shares of Common Stock deemed to be outstanding. Income before extraordinary loss has been adjusted to pro forma income before extraordinary loss by reflecting the tax that would have been paid by the Company if it had been subject to income tax for the full year, assuming a 37.2% effective tax rate. Prior to June 26, 1995, the Company was not fully subject to income taxes due to the election of S corporation and partnership tax status by the Predecessor Entities. If the Company had been subject to tax, it would have incurred income tax expense of approximately $391,000, $615,000 and $1,371,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

     The Company has also computed supplemental net income per common share to be $0.82 for the year ended December 31, 1995. Supplemental net income of approximately $3,549,000 has been computed by adjusting historical net income for: (i) the elimination of interest expense on the debt repaid with a portion of the proceeds of the IPO; (ii) the elimination of third party investors' interest in the Predecessor Entities; (iii) the elimination of the extraordinary loss; and (iv) provision for income taxes based on an effective tax rate of 37.2%. Supplemental weighted average number of common shares outstanding (4,309,958 shares) is based on outstanding common shares from the beginning of the period comprised of the following: (i) 1,548,500 shares issued to the controlling shareholder and other minority investors; (ii) 100,000 shares issued to acquire a third party investor's interest; and (iii) 2,661,458 shares issued to fund the retirement of debt.

10. RELATED PARTY TRANSACTIONS

     Borrowings from partners and shareholders of the Predecessor Entities were $875,000 and $1,727,500 for 1994 and 1995, respectively. Principal repayments on loans from shareholders and partners of the Predecessor Entities were $567,675 and $3,111,000 for 1994 and 1995, respectively. In addition, the Company incurred interest expense of $73,625 and $156,851 for the same periods, respectively, on shareholder debt.

     Prior to the IPO, the Company distributed $2,295,030 to the shareholders of the Predecessor Entities in accordance with the merger agreements.

11. NEW ACCOUNTING STANDARDS

     In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets" which is effective for years beginning after December 15, 1995. The statement requires that long-lived assets and certain intangibles to be held and used by entities be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If during the review the sum of the expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized. The Company believes that the adoption of this standard will not have a material impact on its financial condition or results of operations.

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation" which is effective for transactions entered into after December 15, 1995. The pronouncement allows the Company to continue its current method of accounting for stock options or use the method prescribed in SFAS No. 123. The Company intends to continue its current accounting method for stock options. Therefore, the impact of adopting the statement will not materially affect the future reported results of operations or the financial condition of the Company.

                           Studio Plus Hotels, Inc.

                                     INDEX

                                                                          PAGE
                                                                          ----
PART I. FINANCIAL INFORMATION

Item 1. Financial Statements

        Consolidated Balance Sheets at September 30, 1996 and
        December 31, 1995                                                  2

        Condensed Consolidated Statements of Operations for the three
        month periods ended September 30, 1996 and 1995                    3

        Condensed Consolidated Statements of Operations for the nine
        month periods ended September 30, 1996 and 1995                    4

        Condensed Consolidated Statements of Cash Flows for the nine
        month periods ended September 30, 1996 and 1995                    5

        Notes to Financial Statements                                      6

                           Studio Plus Hotels, Inc.
                     Condensed Consolidated Balance Sheets
                                  (Thousands)

    ASSETS                                                            September 30,     December 31,
                                                                          1996              1995
                                                                      ------------      -----------
                                                                      (Unaudited)
Current assets:
    Cash and cash equivalents                                          $ 31,663          $ 2,557
    Investments available-for-sale                                       18,227
          Accounts receivable, net of allowance of $75 and
                        $71, respectively                                   739              372
                   Refundable income taxes                                                   162
    Other current assets                                                    502              164
                                                                      ----------        ---------
      Total current assets                                               51,131            3,255
                                                                      ----------        ---------
Property and equipment, net                                              91,426           59,630
Deferred loan costs, net of accumulated amortization
                   of $166 and $48, respectively                            383              245
        Preopening costs, net of accumulated amortization
                   of $633 and $391, respectively                           552              210
Other assets                                                                  6               36
                                                                      ----------        ---------
                                                                       $143,498          $63,376
                                                                      ==========        =========


    LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
    Accounts payable                                                   $  3,544          $ 1,877
    Property tax                                                            512              322
    Compensation                                                            522              246
    Income taxes payable                                                  1,139
    Accrued expenses                                                        641              458
                                                                      ----------        ---------
      Total current liabilities                                           6,358            2,903
                                                                      ----------        ---------

Long-term debt                                                                             4,000
Deferred income tax                                                       4,846            4,827
Shareholders' equity:
    Common stock                                                            125               51
    Additional paid-in capital                                          127,207           50,490
    Net unrealized gains on investments                                      29
    Retained earnings                                                     4,933            1,105
                                                                      ----------        ---------
      Total shareholders' equity                                        132,294           51,646
                                                                      ----------        ---------
                                                                       $143,498          $63,376
                                                                      ==========        =========




                See accompanying notes to financial statements

                           Studio Plus Hotels, Inc.
                Condensed Consolidated Statements of Operations
                  (Thousands, except earnings per share data)
                                  (Unaudited)

                                                                            Three Month Periods
                                                                            Ended September 30,
                                                                    --------------------------------
                                                                        1996               1995
                                                                    -------------       ------------
        Revenue:
          Room revenue                                                   $6,303             $4,353
          Other revenue                                                     210                141
                                                                     ----------         ----------
             Total revenue                                                6,513              4,494
                                                                     ----------         ----------
        Costs and expenses:
          Property operating expenses                                     2,477              1,660
          Corporate operating expenses                                    1,010                705
          Depreciation and amortization                                     876                450
          Interest income, net                                             (722)               (89)
                                                                     ----------         ----------
             Total costs and expenses                                     3,641              2,726
                                                                     ----------         ----------
        Income before income taxes                                        2,872              1,768
        Provision for income taxes                                        1,120                705
                                                                     ----------         ----------
        Net income                                                       $1,752             $1,063
                                                                     ==========         ==========
        Earnings per common and common equivalent shares,
             primary and fully diluted (Note 4)                           $0.14              $0.14
                                                                     ==========         ==========
        Weighted average number of common and common
             equivalent shares outstanding (note 4)                  12,816,903          7,672,500




                See accompanying notes to financial statements

                                    Page 3



                           Studio Plus Hotels, Inc.
                Condensed Consolidated Statements of Operations
                  (Thousands, except earnings per share data)
                                  (Unaudited)

                                                      Nine Month Periods
                                                     Ended September 30,
                                                 ----------------------------
                                                    1996            1995
                                                 ----------     -------------
  Revenue:
    Room revenue                                    $16,087           $11,397
    Other revenue                                       553               434
                                                    -------           -------
      Total revenue                                  16,640            11,831
                                                    -------           -------
  Costs and expenses:
    Property operating expenses                       6,862             4,635
    Corporate operating expenses                      2,766             1,450
    Depreciation and amortization                     2,312             1,293
    Interest (income) expense, net                   (1,577)            1,422
                                                    -------           -------
      Total costs and expenses                       10,363             8,800
  Income before third party investors' interest and -------           -------
    income taxes                                      6,277             3,031
  Third party investors' interest                                        (142)
                                                    -------           -------
  Income before income taxes                          6,277             2,889
  Provision for income taxes                          2,448             1,280
                                                    -------           -------
  Income before extraordinary loss                    3,829             1,609
  Extraordinary loss                                                     (185)
                                                    -------           -------
  Net income                                        $ 3,829           $ 1,424
                                                    =======           =======

  Pro forma income data:  (Note 4)
    Income before income taxes                                        $ 1,609
    Pro forma provision for income taxes                                  125
                                                                      -------
    Pro forma income before extraordinary loss                          1,734
    Extraordinary loss                                                   (185)
                                                                      -------
    Pro forma net income                                              $ 1,549
                                                                      =======

  Earnings per common and common equivalent shares,
    primary and fully diluted (Note 4)              $  0.34
                                                    =======

  Pro forma earnings per share:  (Note 4)
    Income before extraordinary loss                                  $  0.44
    Extraordinary loss                                                  (0.05)
                                                                      -------
    Net income                                                        $  0.39
                                                                      =======

  Weighted average number of common and common
    equivalent shares outstanding (Note 4)       11,180,562         3,968,570



                See accompanying notes to financial statements



                           Studio Plus Hotels, Inc.
                Condensed Consolidated Statements of Cash Flows
                                  (Thousands)
                                  (Unaudited)
                                                                             Nine Month Periods
                                                                             Ended September 30,
                                                                          ------------------------
                                                                             1996           1995
                                                                          ----------    ----------
  Cash flows from operating activities:
     Net Income                                                           $   3,829     $   1,424
        Adjustments to reconcile net income to net cash provided
           by operating activities:
        Third party investors' interest                                                       142
        Depreciation and amortization                                         2,312         1,293
        Gain on sale of investments and other assets                             (9)          (70)
        Bad debt expense                                                         61            32
        Extraordinary loss                                                                    185
        Deferred income tax liability                                                         540
        Change in:
           Accounts receivable                                                 (428)         (162)
           Other current assets                                                (338)         (231)
           Other assets                                                           6          (200)
           Accounts payable                                                      94           139
           Income taxes                                                       1,301
           Accrued expenses                                                     724           408
                                                                          ----------    ----------
           Net cash provided by operating activities                          7,552         3,500
                                                                          ----------    ----------

  Cash flows from investing activities:
     Expenditures for land, buildings, improvements, furniture and
        fixtures                                                            (32,150)       (7,994)
     Sale of assets                                                                           156
     Purchase of available-for-sale investments                             (39,171)
     Proceeds from sale/maturity of available-for-sale investments           21,000
     Additions to preopening costs                                             (584)          (50)
     Purchase of third party investors' interest                                           (1,500)
                                                                          ----------    ----------
           Net cash used in investing activities                            (50,905)       (9,388)
                                                                          ----------    ----------

  Cash flows from financing activities:
     Proceeds from long-term debt                                             7,000         3,979
     Proceeds from notes payable to shareholders and partners                               1,728
     Principal payments on long-term debt                                   (11,075)      (37,874)
     Principal payments on notes to shareholders                                           (3,111)
     Cash dividends                                                                        (2,295)
     Proceeds from public offering, net of underwriting costs                77,236        49,732
     Proceeds from the exercise of stock options                                  7
     Additions to deferred loan costs                                          (256)         (334)
     Public offering costs                                                     (453)       (1,365)
                                                                          ----------    ----------
           Net cash provided by financing activities                         72,459        10,460
                                                                          ----------    ----------

           Net increase in cash and cash equivalents                         29,106         4,572

  Cash and cash equivalents, at beginning of periods                          2,557           457
                                                                          ----------    ----------

  Cash and cash equivalents, at end of periods                            $  31,663     $   5,029
                                                                          ==========    ==========




                See accompanying notes to financial statements

                           Studio Plus Hotels, Inc.
             Notes to Condensed Consolidated Financial Statements
                                  (Unaudited)

(1)  Basis of Presentation

     The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission for reporting on Form 10-Q. Accordingly, certain information and footnotes required by generally accepted accounting principles for complete financial statements have been omitted. In the opinion of management, all adjustments, consisting of normal recurring adjustments, which are necessary for a fair presentation of financial position and results of operations have been made. These interim financial statements should be read in conjunction with the Studio Plus Hotels, Inc. 1995 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

     All significant intercompany balances and transactions have been eliminated.

(2)  Income Taxes

     Net income for periods prior to the completion of the Company's initial public offering on June 26, 1995 (the "IPO") excludes taxes on income. Prior to the IPO, the Company was organized as S-corporations and partnerships (the "Predecessor Entities"), and therefore, was not subject to income tax.

(3)  Stock Split

     On July 9, 1996, a three-for-two split of the Company's Common Stock was effected in the form of a stock dividend of three shares of Common Stock for each two shares of Common Stock outstanding at the close of business on June 20, 1996. Effective with the stock split, Common Stock outstanding increased from 8,351,898 to 12,527,833 shares. Accordingly, all applicable share and per share data have been adjusted for the stock split.

(4)  Earnings Per Share

     The weighted average number of common and common equivalent shares used in the computation of earnings per share for the three months ended September 30, 1996, are as follows:

     Weighted average common shares issued             12,527,833
     Dilutive effect of stock options                     289,070
                                                       ----------
     Weighted average number of common and
        common equivalent shares                       12,816,903

     The weighted average number of common and common equivalent shares used in the computation of earnings per share for the nine months ended September 30, 1996, are as follows:

     Weighted average common shares issued             10,873,823
     Dilutive effect of stock options                     306,739
                                                       ----------
     Weighted average number of common and
        common equivalent shares                       11,180,562

     The pro forma earnings per share for the three month and nine month periods ended September 30, 1995, have been calculated by dividing pro forma net income by the weighted average number of shares of Common Stock deemed to be outstanding. Net income has been adjusted to pro forma net income by reflecting the tax that would have been paid by the Company if it had been subject to income tax for the full period, assuming a 40.0% effective tax rate.

     The Company believes that the earnings per share calculations discussed above, required in accordance with Accounting Principles Board Opinion No. 15, are not meaningful for periods prior to the IPO. Rather, if certain adjustments are made to the combined historical operating results for the Predecessor Entities and 7,672,500 shares are assumed outstanding the adjusted net income per share for the nine months ended September 30, 1995 would be $0.32, compared to $0.34 for the nine months ended September 30, 1996.

(5)  Reclasssifications

     Certain amounts within the prior year income statement captions have been reclassified to provide consistency with current year presentation. These reclassifications have no effect on net income of the prior year.